Exhibit 99.3
Illumina Closes $800 Million Convertible Senior Notes
Company Repurchases $314.3 Million in Common Stock
SAN DIEGO, Mar 18, 2011 (BUSINESS WIRE) — Illumina, Inc. (NASDAQ:ILMN) today announced the closing of $800 million principal amount of 0.25% Convertible Senior Notes due 2016 through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the offering, Illumina also granted the initial purchasers a 30-day option to purchase up to $120 million of additional notes.
The notes will pay interest semiannually at a rate of 0.25% per annum. The notes will be convertible under certain circumstances. Upon conversion, the holder of each note would receive, at our election, cash, shares of Illumina’s common stock or a combination thereof, based on an initial conversion rate of 11.9687 shares of common stock per $1,000 principal amount of the notes, which is equal to an initial conversion price of approximately $83.55 per share.
Illumina used $314.3 million of the net proceeds from this offering to purchase 4,890,500 shares of its common stock in privately negotiated transactions concurrently with this offering. The company also intends to use between approximately $260 million and $390 million of the net proceeds of the offering to fund conversions of its currently outstanding convertible notes. Illumina intends to use the balance of the net proceeds for other general corporate purposes, which may include acquisitions and additional purchases of its common stock.
This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities and the shares of Illumina common stock issuable upon conversion or exercise of the securities have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Use of forward looking statements
This release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on Illumina’s expectations as of the date of this release and may differ materially from actual future events or results. Risks that could impact this offering are described in Illumina’s filings with the Securities and Exchange Commission, including its most recent filing on Form 10-K. Illumina undertakes no obligation, and does not intend, to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current financial quarter.
About Illumina
Illumina is a leading developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function.
# # #
CONTACT:

Investors:	Media:
Peter J. Fromen	Wilson Grabill
Sr. Director, Investor Relations	Sr. Manager, Public Relations
+858-202-4507	+858-882-6822
pfromen@illumina.com	wgrabill@illumina.com